Via Facsimile and U.S. Mail
Mail Stop 6010


October 4, 2005


Mr. Darrell R. Wells
President and Chief Executive Officer
Citizens Financial Corporation
12910 Shelbyville Road
Lousiville, KY 40243


Re:	Citizens Financial Corporation
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 31, 2005
	File No.  000-20148

Dear Mr. Wells,

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

						Sincerely,



								Joel Parker
								Accounting Branch Chief